Exhibit 99.1

Protalix BioTherapeutics Adds Two Accomplished Biopharmaceutical Executives to its Board of Directors

Pol Boudes, MD, brings extensive medical research and development experience in Fabry disease, orphan drugs and medical innovation

Gwen Melincoff brings extensive experience in biotechnology and pharmaceutical business development, deal-formation and venture capital funding

CARMIEL, Israel, December 19, 2019 -- Protalix BioTherapeutics, Inc. (NYSE American: PLX) (TASE: PLX), a biopharmaceutical company focused on the development, production and commercialization of recombinant therapeutic proteins produced by its proprietary ProCellEx® plant cell-based protein expression system, today announced the appointment of Pol F. Boudes, MD, and Gwen A. Melincoff to its Board of Directors, effective as of January 1, 2020. The new appointments will expand the size of the Board from five to seven directors.

Pol Boudes, MD, a senior physician, brings more than 25 years of experience in medical research and development, with a special emphasis on orphan drugs and translational medicine. Dr. Boudes currently serves as a research and development consultant to several companies. Most recently he served as Chief Medical Officer at CymaBay Therapeutics, Inc. He was also previously Chief Medical Officer at Amicus Therapeutics, Inc., where he directed the development of the migalastat treatment for Fabry disease.

Gwen Melincoff brings more than 25 years of business development and venture capital leadership experience in the biotechnology and pharmaceutical industries. Ms. Melincoff currently serves on the Board of Directors of Collegium Pharmaceutical, Inc., Soleno Therapeutics, Inc. and Photocure ASA.

“We are delighted to welcome Pol and Gwen, both of whom have definitional experience in building and leading successful commercial organizations,” said Zeev Bronfeld, Protalix’s Chairman of the Board. “Each is a world-class leader in their fields and together they bring excellent and differentiated skills that will be vital in guiding Protalix forward.”

“We look forward to Pol’s and Gwen’s valuable insights and contributions to our Board,” said Dror Bashan, Protalix’s President and Chief Executive Officer. “They each have a record of success in the development of therapeutics globally and we look forward to benefiting from their guidance as we continue to advance our clinical pipeline towards commercialization.”

Dr. Boudes currently serves as a research and development consultant to several research and development organizations. From April 2014 through October 2019, he served as the Chief Medical Officer of CymaBay Therapeutics where he led the development of CymaBay Therapeutics’ treatments for rare liver diseases. Dr. Boudes was also Chief Medical Officer at Amicus Therapeutics from 2009 to 2013 where he was instrumental in the development of migalastat (Galafold®) for the treatment of Fabry disease, as well as treatments for Pompe disease and Gaucher disease.

Dr. Boudes has also served as the Chief Medical Officer for three orphan drug/rare disease companies: Alkeus Pharmaceuticals, Antidote Therapeutic Inc., and BioAegis Therapeutics. He has served in various roles at Berlex Laboratories (acquired by Bayer HealthCare Pharmaceuticals), Wyeth-Ayerst Research, Hoffmann-La Roche and Pasteur-Merieux Serums & Vaccines. Dr. Boudes holds an M.D. from the University of Aix-Marseilles, France, and has specialized in Endocrinology and Metabolic Diseases, Internal Medicine, and Geriatric diseases.

Gwen Melincoff previously served as Vice President of Business Development at BTG International Inc., a UK-specialist healthcare company. Prior to BTG, Ms. Melincoff was Senior Vice President of Corporate Development at Shire Plc. Additionally, she led the Shire Strategic Investment Group, the venture capital arm of Shire Plc. Ms. Melincoff was Vice President of Business Development at Adolor Corporation and held executive positions at Eastman Kodak for over ten years in a number of their health care companies.

Ms. Melincoff holds a B.S. in Biology from The George Washington University and an M.S. in Management and Health Care Administration from Pennsylvania State University, and has completed graduate studies in Physiology at Jefferson Medical College. Ms. Melincoff has also attained the designation of Certified Licensing Professional (CLP™). Ms. Melincoff was named to the “Top Women in Biotech 2013” by Fierce Biotech as well as being named to the Powerlist 100 of Corporate Venture Capital in 2012 and 2013.

About Protalix BioTherapeutics, Inc.

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell-based expression system, ProCellEx®. Protalix was the first company to gain U.S. Food and Drug Administration (FDA) approval of a protein produced through plant cell-based in suspension expression system. Protalix’s unique expression system represents a new method for developing recombinant proteins in an industrial-scale manner. Protalix’s first product manufactured by ProCellEx, taliglucerase alfa, was approved for marketing by the FDA in May 2012 and, subsequently, by the regulatory authorities of other countries. Protalix has licensed to Pfizer Inc. the worldwide development and commercialization rights for taliglucerase alfa, excluding Brazil, where Protalix retains full rights. Protalix’s development pipeline consists of proprietary, potentially clinically superior versions of recombinant therapeutic proteins that target established pharmaceutical markets, including the following product candidates: pegunigalsidase alfa, a modified version of the recombinant human alpha-GAL-A protein for the treatment of Fabry disease; OPRX-106, an orally-delivered anti-inflammatory treatment; alidornase alfa for the treatment of Cystic Fibrosis; and others. Protalix has partnered with Chiesi Farmaceutici S.p.A., both in the United States and outside the United States, for the development and commercialization of pegunigalsidase alfa.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms “expect,” “anticipate,” “believe,” “estimate,” “project,” “plan,” “should” and “intend,” and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk and the final results of a clinical trial may be different than the preliminary findings for the clinical trial. Factors that might cause material differences include, but are not limited to: capital market risks; our ability to raise additional capital when needed; and other risk factors identified in Part I, Item 1A “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2018, and Quarterly Reports on Form 10-Q for the periods ended June 30, 2019 and September 30, 2019, as filed with the U.S. Securities and Exchange Commission (SEC) and in other reports we file from time to time with the SEC, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are all available at www.sec.gov and on our website. The statements in this press release are valid only as of the date hereof and we disclaim any obligation to update this information, except as may be required by law.

Investor Contact
Chuck Padala, Managing Director
LifeSci Advisors
646-627-8390
chuck@lifesciadvisors.com

Media Contact
Doug Russell
LaVoieHealthScience
617-953-0120
drussell@lavoiehealthscience.com

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